Exhibit 23.2

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North Suite 524 Dublin, Ohio 43017	614-766-1426 614-766-1459 (fax)

March 12, 2008

Board of Directors
Auburn Savings Bank, FSB
256 Court Street
Auburn, Maine 04212

Members of the Board:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Auburn Bancorp, Inc. with the Securities and Exchange Commission, and (ii) the Forms MHC-1 and MHC-2 to be filed by Auburn Savings Bank with the Office of Thrift Supervision, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings including the prospectus of Auburn Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

/s/ John A. Shaffer
John A. Shaffer
Vice President